SUB-ITEM 77D:


Focused Multi-Asset Strategy Portfolio

Effective December 10, 2010, the principal investment techniques of the Focused Multi-Asset Strategy Portfolio were amended to revise the projected asset allocation ranges as follows:

Domestic Equity Securities	20%-60%
Foreign Equity Securities	10%-30%
Fixed Income Securities	  	10%-30%
Alternative Strategies	  	0%-30%

A detailed description of this change is incorporated herein by reference to the Supplement to the Registrant's Registration Statement (File No. 333-11283) filed on December 10, 2010.

SunAmerica Strategic Value Portfolio (formerly the "Focused Value Portfolio") Effective February 28, 2011, the name of the Focused Value Portfolio was changed to "SunAmerica Strategic Value Portfolio," along with certain changes to the Portfolio's principal investment strategies and techniques. In particular, the Portfolio is no longer managed as a "focused" fund but rather employs a "buy and hold" strategy with approximately 100 securities selected annually from the Russell 3000 Value Index. The Registrant's Registration Statement on Form N-1A (File No. 333-11283) filed on February 28, 2011, is incorporated herein by reference and includes additional information about the changes to the SunAmerica Strategic Value Portfolio's investment strategies, techniques, and risks.